Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harrow, Inc.:

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-257413, 333-220186, 333-198674, 333-183488, and 333-159159) and Form S-3 (Nos. 333-265244 and 333-215672) of Harrow, Inc. of our report dated March 27, 2025 relating to the consolidated financial statements, and the related notes thereto, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Costa Mesa, California
March 27, 2025